EXHIBIT 99.2

[Stockholder Letter]

[Name, Address & Tel. # of Stockholder]

June __, 2016

Name & Address of Broker
Attention: ___________________

Re: Account No. _________________

Dear Sir/Madame:

I currently own, through the above-referenced account with your firm, _________ shares of Next Group Holdings, Inc. ("Next Group ") common stock (NXGH) at the close of business on June 10, 2016, which is the record date for a special stock dividend recently declared by Next Group (the “Record Date”).  In accordance with the terms of the dividend, I am requesting that you provide me immediately an “interim statement” reflecting my ownership interest in all Next Group shares which I own through your firm as of the Record Date.

Please process this request on an expedited basis as any delay in your performance of my request may result in a delay in my receipt of the stock dividend recently declared by Next Group.

Sincerely yours,

Stockholder's Name

Cc: Next Group Holdings, Inc. (dividend@nextgroupholdings.com)